Filed Pursuant to Rule 424(b)(4)
Registration No. 333-224139
And Registration No. 333-224139

CHECK-CAP LTD.

2,738,472 Units (each Unit contains One Ordinary Share and one Series C Warrant to purchase One
Ordinary Share)

and

450,909 Pre-funded Units (each Pre-funded Unit contains One Pre-funded Warrant to purchase One Ordinary Share and one Series C Warrant to purchase One Ordinary Share)

450,909 Ordinary Shares Underlying the Pre-funded Warrants and

3,189,381 Ordinary Shares Underlying the Series C Warrants

We are offering 2,738,472 units (each unit consisting of one ordinary share and one Series C Warrant to purchase one ordinary share) pursuant to this prospectus.  Each Series C Warrant contained in a unit entitles the holder to purchase one ordinary share at an exercise price of $5.50 per  share.  The Series C Warrants contained in the units will be exercisable immediately and will expire five years from the date of issuance.  We are also offering the ordinary shares that are issuable from time to time upon exercise of the Series C Warrants contained in the units.

We are also offering a total of  450,909 pre-funded units to purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding ordinary shares immediately following the consummation of this offering, (each pre-funded unit consisting of one pre-funded warrant to purchase one ordinary share and one Series C Warrant to purchase one ordinary share) in lieu of units that would otherwise result in the purchaser's beneficial ownership exceeding 4.99% of our outstanding ordinary shares (or at the election of the purchaser, 9.99%). Each pre-funded warrant contained in a pre-funded unit will be exercisable for one ordinary share. The purchase price of each pre-funded unit will equal the price per unit being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant included in the pre-funded unit will be $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the ordinary shares issuable upon exercise of any pre-funded warrants contained in the pre-funded units sold in this offering.  The Series C Warrants contained in the pre-funded units will have identical terms as the Series C Warrants contained in the units.  We are also offering the ordinary shares that are issuable from time to time upon exercise of the Series C Warrants contained in the pre-funded units.

Units and the pre-funded units will not be issued or certificated.  The ordinary shares or pre-funded warrants, as the case may be, and the Series C Warrants can only be purchased together in this offering but the securities contained in the units or pre-funded units will be issued separately.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CHEK.” The last reported sale price of our ordinary shares on May 3, 2018 was $8.81 per share. The public offering price of the unit is $5.50 per unit and $5.49 per pre-funded warrant. The public offering price per unit and pre-funded unit, as the case may be, was negotiated between us, the underwriter and investors based on market conditions at the time of pricing.  Our Series C Warrants are listed on the Nasdaq Capital Market under the symbol “CHEKZ”. We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Per Pre-funded Unit	Total
Public offering price	$5.50	$5.49	$17,537,086
Underwriting discounts and commissions (8%) (1)	$0.44	$0.44	$1,403,328
Proceeds, before expenses, to us	$5.06	$5.05	$16,133,759

(1)
We have also agreed to pay the underwriter a management fee equal to 1.0% of the gross proceeds raised in this offering, a non-accountable expense allowance of $30,000 and reimbursement for legal fees and expenses in the amount of up to $120,000.  For a description of the additional compensation to be received by the underwriter see “Underwriting.”

The offering is being underwritten on a firm commitment basis. The underwriter has an option exercisable within 30 days from the date of this prospectus to purchase up to 478,407 additional ordinary shares and/or Series C Warrants to purchase up to an additional 478,407 ordinary shares from us at the public offering price, less the underwriting discounts and commissions. If the underwriter exercises this option in full, the additional underwriting discounts and commissions payable by us in connection with such option will be $210,499, and the additional proceeds to us in connection with such option, before expenses, will be approximately $2,420,739, excluding potential proceeds from the exercise of the Series C Warrants included in such option.

Delivery of the securities offered hereby is expected to be made on or about May 4, 2018.

Sole Book-Running Manager

H.C. Wainwright & Co.

The date of this prospectus is May 4, 2018

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

i

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, the documents incorporated by reference herein or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We obtained statistical data, market data and other industry data and forecasts used or incorporated by reference in this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s option to purchase additional ordinary shares and/or Series C Warrants. All information reflects a one-for- twelve reverse share split of our ordinary shares, which occurred on April 4, 2018.

Unless otherwise stated in this prospectus,

•	references to “Check-Cap,” the “Company,” “we,” “us” or “our” refer to Check-Cap Ltd., an Israeli company, together with Check-Cap US, Inc., its U.S. subsidiary;

•	references to “dollars,” “US$” or “$” refer to the legal currency of the United States; and

•	the term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel.

Our Company

We are a clinical-stage medical diagnostics company developing C-Scan®, which we believe is the first capsule-based system for preparation-free colorectal cancer screening.

Utilizing innovative ultra-low dose X-ray and wireless communication technologies, the capsule generates information on the contours of the inside of the colon as it passes naturally.  This information is used to create a 3D map of the colon, which allows physicians to look for polyps and other abnormalities. Designed to improve the patient experience and increase the willingness of individuals to participate in recommended colorectal cancer screening, we believe that C-Scan® removes many frequently-cited barriers, such as laxative bowel preparation, invasiveness and sedation. The C-Scan® system is currently not cleared for marketing in any jurisdiction.

On January 9, 2018, we obtained the CE Mark approval of our C-Scan® System, which is required for a product to be marketed in the European Union. However, we will need to obtain applicable regulatory approvals or clearances to market our products in each country within the European Union.

In the fourth quarter of 2017, we initiated a clinical study for the purpose of introducing C-Scan system Version 3 (formerly referred to as the Advanced C-Scan system), which incorporates the latest algorithms and system optimization and tailors scanning of the colon to the patient’s natural colonic movements to maximize the amount of the colon that is tracked and imaged.  Based on the study’s evaluable results, the C-Scan system Version 3 demonstrated improvement in average colon imaging coverage compared with the C-Scan version used in the multi-center clinical study that supported the CE Mark approval received in January 2018. During the first quarter of 2018, we initiated an EU post approval study using our C-Scan system Version 3, for the purpose of collecting additional evidence of clinical effectiveness and clinical utility to support market adoption.

Since our formation, we have not generated any revenue. We do not anticipate generating any revenue for the foreseeable future and we do not yet have any specific launch dates for our product candidate. We incurred net losses of approximately $12.3 million in 2015, $8.8 million in 2016 and $9.8 million in 2017. As of December 31, 2017, we had an accumulated deficit of approximately $52.7 million and a total shareholders’ equity of approximately $5.9 million.

Recent Developments

Approval and Implementation of Reverse Share Split

On January 18, 2018, we received a notification from Nasdaq stating that based upon the closing bid price of our ordinary shares for the last 30 consecutive business days, we no longer met the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2), required for continued listing.  In accordance with the Nasdaq Listing Rules, we have been provided a compliance period of 180 calendar days, or until July 17, 2018, to regain compliance.  To regain compliance, at any time during such 180 day period, our ordinary shares must have a closing bid price of at least $1.00 for a minimum of ten consecutive business days.

On April 2, 2018, our shareholders approved a reverse share split of our ordinary shares within a range of 1:8 to 1:12, the exact ratio to be determined by further action of our board of directors, to be effective on a date to be determined by our board of directors and announced by us, and to amend our Articles of Association accordingly.

    On April 2, 2018, our board of directors approved a reverse share split of our ordinary shares at a ratio of 1-for-12, effective as of April 4, 2018.  Immediately prior to the reverse share split, there were 19,292,477 ordinary shares outstanding. After the reverse share split, there were approximately 1,609,133 ordinary shares outstanding.  All share numbers in this prospectus, including the number of shares issuable upon the exercise of outstanding options and warrants and reserved under the incentive plans and the exercise price of the outstanding options and warrants, are reflected on a post- reverse share split basis. All fractional shares resulting from the implementation of the reverse share split were rounded up to the next whole share.  On April 18, 2018, Nasdaq provided us confirmation that for the last 10 consecutive business days, from April 4 to April 17, 2018, the closing bid price of our ordinary shares has been at $1.00 per share or greater and accordingly, we have regained compliance with Listing Rule 5550(a)(2) and the matter is closed.

    There can be no assurance that our ordinary shares will maintain a high enough per share trading price to maintain Nasdaq listing in the future. The market price of our ordinary shares will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. These factors include the status of the market for our ordinary shares at the time, our reported results of operations in future periods, and general economic, market and industry conditions.

Increase of Authorized and Registered Share Capital and Amendment to Articles of Association

At a meeting of our shareholders held on April 2, 2018, our shareholders approved an increase of our authorized and registered share capital by NIS 12,500,000 and to amend our articles of association accordingly. Following such increase, which became effective as of April 4, 2018, our authorized and registered share capital is NIS 24,000,000.

Appointment of New Chief Executive Officer

On February 26, 2018, Alex Ovadia was appointed as our Chief Executive Officer. Mr. Ovadia succeeded William (Bill) Densel, our former Chief Executive Officer.

Risks Associated with Our Business and this Offering

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus and in the documents incorporated by reference herein, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

Emerging Growth Company under the JOBS Act

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•
we are permitted to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards available to private companies;

•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation; and

•	we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of any or all of these provisions until December 31, 2020 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have $1.07 billion or more in annual gross revenues, have $700 million or more in aggregate worldwide market value of our shares held by non-affiliates as of any June 30 or issue more than $1.0 billion of non-convertible debt over a three-year period.

Going Concern

Our auditors have included a “going concern” explanatory paragraph in their report on our consolidated financial statements for the fiscal year ended December 31, 2017, expressing substantial doubt that we can continue as an ongoing business for the next twelve months. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.  If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

Israeli Innovation Authority

We have received grants from the Government of the State of Israel through the Israel Innovation Authority of the Israeli Ministry of Economy and Industry (the “IIA”) (formerly the Office of the Chief Scientist of the Israeli Ministry of Economy) for the financing of a portion of our research and development expenditures pursuant to the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly known as the Encouragement of Industrial Research and Development Law 5744-1984) (the “Research Law”) and related regulations and guidelines.  As of December 31, 2017, we had received funding from the IIA in the aggregate amount of $5.3 million.  As of December 31, 2017, we had not paid any royalties to the IIA and had a contingent obligation to the IIA in the amount of $5.6 million.  For a description of our obligations in connection with the grants from the IIA under the Research Law, see Item 10E “Additional Information—Taxation—Israeli Tax Considerations and Government Programs—The Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly the Encouragement of Industrial Research and Development Law, 5744-1984)” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017 which is incorporated herein by reference.

Corporate Information

We are incorporated in Israel. Our principal executive offices at located at Check-Cap Building, 29 Abba Hushi Avenue, P.O. Box 1271, Isfiya, 3009000, Israel. Our telephone number is +972-4-8303400 and our website is located at www.check-cap.com (the information contained therein or linked thereto shall not be considered incorporated by reference in this prospectus). Our U.S. agent is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering

Issuer	Check-Cap Ltd.

Units offered by us	2,738,472 units, each consisting of one ordinary share and one Series C Warrant to purchase one ordinary share

Pre-funded units offered by us in this offering
We are also offering  a total of 450,909 pre-funded units to purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding ordinary shares immediately following the consummation of this offering,(each pre-funded unit consisting of one pre-funded warrant to purchase one ordinary share and one Series C Warrant to purchase one ordinary share) in lieu of units that would otherwise result in the purchaser's beneficial ownership exceeding 4.99% of our outstanding ordinary shares (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded unit will equal the public offering price at which the units are being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant included in each pre-funded unit will be $0.01 per share. This offering also relates to the ordinary shares issuable upon exercise of any pre-funded warrants sold in this offering.

Series C Warrants offered by us in the offering
Series C Warrants to purchase an aggregate of 3,189,381 ordinary shares. Each unit and each pre-funded unit includes one Series C Warrant to purchase one ordinary share. Each Series C Warrant entitles the holder to purchase one ordinary share at an exercise price of $5.50 per share, will be immediately exercisable and will expire on the 5th anniversary of the original issuance date. This prospectus also relates to the offering of the ordinary shares issuable upon exercise of the Series C Warrants.

Option to purchase additional securities
The underwriter has an option to purchase up to 478,407 additional ordinary shares and/or Series C Warrants to purchase up to an additional 478,407 ordinary shares, at the public offering price less underwriting discounts and commissions.  The underwriter may exercise this option at any time and from time to time within 30 days from the date of this prospectus

Ordinary shares outstanding immediately prior to the offering	1,622,709 shares

Ordinary shares to be outstanding immediately after the offering (1)
4,361,181 ordinary shares, (4,839,588 ordinary shares if thr underwriter exercises in full its opotion to purchase additional securities, assuming none of the Series C Warrants or pre-funded warrants issued in this offering are exercised).

Use of Proceeds
The net proceeds from this offering will be approximately $15.5 million, before taking into account the proceeds to be received from any future exercise of Series C Warrants or pre-funded warrants included in pre-funded units issued to investors in this offering and after deducting underwriting discounts and commissions and offering expenses payable by us. If the underwriter exercises its option to purchase additional securities in full, we estimate that the net proceeds from this offering will be approximately $17.9 million, before taking into account the proceeds to be received from any future exercise of Series C Warrants pre-funded warrants included in pre-funded units issued to investors in this offering and after deducting underwriting discounts and commissions and offering expenses payable by us. We currently expect to use the net proceeds from this offering as follows:

•          approximately $2.8 million on research and development to advance the ongoing development of our
            C-Scan® system;
•          approximately $2.0 million on clinical trials in Europe and the United States;
•          approximately $1.2 million to build our manufacturing capabilities; and
•          the balance, if any, for other general corporate purposes.

See “Use of Proceeds” beginning on page 13 of this prospectus.

Dividend Policy	We have never declared or paid dividends on our ordinary shares and currently do not anticipate declaring or paying any cash dividends on our ordinary shares following this offering

Transfer Agent and the Registrar	American Stock Transfer & Trust Company

Risk Factors
Investment in our securities involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus for a discussion of factors you should consider carefully before making an investment decision.

Nasdaq Capital Market Symbol
Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CHEK.” There is no established trading market for the Series C Warrants or the pre-funded warrants, and we do not expect a trading market to develop. The Series C Warrants are listed on the Nasdaq Capital Market under the symbol “CHEKZ.”  We will not list the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited.

(1)	The number of ordinary shares to be outstanding immediately prior to and after this offering is based on 1,622,709 ordinary shares outstanding as of April 30, 2018, and excludes:

•	853,704 ordinary shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $63.75 per ordinary share;

•	158,684 ordinary shares issuable upon the exercise of outstanding options, with a weighted average exercise price of $45.03 per ordinary share, granted under our option and equity incentive plans;

•	29,326 restricted stock units issued to employees, consultants and directors;

•	118,249 ordinary shares that are available for future option grants under our 2015 Equity Incentive Plan and 2015 US Sub-Plan to the 2015 Equity Incentive Plan (the “2015 Plan”);

•	450,909 ordinary shares issuable upon exercise of the pre-funded warrants offered hereby at an exercise price of $0.01 per share; and

•	3,189,381 ordinary shares issuable upon exercise of the Series C Warrants offered hereby at an exercise price of $5.50 per share.

Except as otherwise indicated, information in this prospectus reflects or assumes:

•	a one-for-12 reverse share split of our ordinary shares, which occurred on April 4, 2018; and

•	that the underwriter does not exercise its option to purchase additional ordinary shares and/or Series C Warrants to purchase ordinary shares.

RISK FACTORS

Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties affecting us and our securities contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017 (the “2017 Annual Report”) and the other information contained or incorporated by reference in this prospectus. As a result of these risks and uncertainties, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties we discuss in the documents incorporated by reference are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Please also consider the following additional risks specifically pertaining to the offering.

Risks Relating to This Offering and our Securities Sold in the Offering

Our ordinary shares could be delisted from the Nasdaq Capital Market.

Nasdaq has established certain standards for the continued listing of a security on the Nasdaq Capital Market.  The standards for continued listing include, among others, that the minimum bid price for the listed securities be at least $1.00 per share.  Under these rules, an issuer is not in compliance with the requirement if the listed security fails to maintain a minimum bid price of $1.00 per share for a continuous period of 30 business days.  On January 18, 2018, we received a notification from Nasdaq stating that the bid price for our ordinary shares had closed below the minimum $1.00 per share for 30 consecutive business days, and therefore, we are not in compliance with the Nasdaq rules for continued listing.  In accordance with the Nasdaq Listing Rules, we were provided a compliance period of 180 calendar days, or until July 17, 2018, to regain compliance.  To regain compliance, at any time during such 180 day period, our ordinary shares must have a closing bid price of at least $1.00 for a minimum of ten consecutive business days.

On April 4, 2018, we effected a reverse share split of our ordinary shares at a ratio of 1-for-12.  One of the primary intents for the reverse share split was that the anticipated increase in the price of our ordinary shares immediately following and resulting from a reverse share split due to the reduction in the number of issued and outstanding ordinary shares would help us meet the closing bid price criteria for continued listing under the Nasdaq Listing Rules.  On April 18, 2018, Nasdaq provided us confirmation that for the last 10 consecutive business days, from April 4 to April 17, 2018, the closing bid price of our ordinary shares has been at $1.00 per share or greater and accordingly, we have regained compliance with Listing Rule 5550(a)(2) and the matter is closed.

There can be no assurance that our ordinary shares will  maintain a high enough per share trading price to maintain Nasdaq listing in the future. The market price of our ordinary shares will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. These factors include the status of the market for our ordinary shares at the time, our reported results of operations in future periods, and general economic, market and industry conditions.

If we are delisted from Nasdaq, our ordinary shares may be eligible for trading on an over-the-counter market in the United States.  In the event that we are not able to obtain a listing on another U.S. stock exchange or quotation service for our ordinary shares, it may be extremely difficult or impossible for shareholders to sell their ordinary shares in the United States.  Moreover, if we are delisted from Nasdaq, but obtain a substitute listing for our ordinary shares in the United States, it will likely be on a market with less liquidity, and therefore experience potentially more price volatility than experienced on Nasdaq.  Shareholders may not be able to sell their ordinary shares on any such substitute U.S. market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our ordinary shares are delisted from Nasdaq, the price of our ordinary shares is likely to decline.  A delisting of our ordinary shares from Nasdaq could also adversely affect our ability to obtain financing for our operations and/or result in a loss of confidence by investors, or employees.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

Because the effective price per ordinary share included in the units or issuable upon exercise of the pre-funded warrants included in the pre-funded units being offered may be higher than the net tangible book value per ordinary share, you will experience dilution to the extent of the difference between the effective public offering price per ordinary share you pay in this offering and the net tangible book value per ordinary share immediately after this offering. Our net tangible book value as of December 31, 2017, was approximately $5.9 million, or $3.68 per ordinary share. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of ordinary shares outstanding. See "Dilution" on page 16 for a more detailed discussion of the dilution you will incur in this offering.

There has been and may continue to be significant volatility in the volume and price of our ordinary shares on the Nasdaq Capital Market , including substantial price fluctuations on heavy volume, which could result in substantial losses for purchasers of our ordinary shares and existing shareholders and expose our company to the risk of litigation.

The market price of our ordinary shares has been and may continue to be highly volatile. During the period from April 4, 2018 through May 3, 2018, for example, our stock has traded in a range with a low of $3.12 and a high of $19.78.

Factors, including timing, progress and results of current and future preclinical studies and clinical trials and our research and development programs; regulatory matters, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, technological innovations or new products and services by competitors and general economic, political and other external factors, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. We do not, for example, have any explanation for the volatility in our stock price or the  heavy volume of trading (on some days exceeding three times the number of shares currently outstanding) that has occurred in our ordinary shares in April and May of 2018.

In the past, shareholders of pharmaceutical and biotechnology companies have initiated class action lawsuits against such companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

Future sales of our ordinary shares, or the perception that future sales may occur, may cause the market price of our ordinary shares to decline, even if our business is doing well.

The issuance and sale of additional ordinary shares or securities convertible into or exercisable for ordinary shares could reduce the prevailing market price for our ordinary shares as well as make future sales of equity securities by us less attractive or not feasible.  A decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities, and may cause you to lose part or all of your investment in our ordinary shares. The sale of ordinary shares issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders

In connection with this offering, we, our officers and directors have agreed prior to the commencement of this offering, subject to limited exceptions, not to sell or transfer any of our ordinary shares for 90 days after the date of this prospectus without the consent of H.C. Wainwright & Co., LLC. However, H.C. Wainwright & Co., LLC may release these shares from any restrictions at any time. We cannot predict what effect, if any, market sales of shares held by any shareholder or the availability of shares for future sale will have on the market price of our ordinary shares.

Additional financing or future equity issuances may result in future dilution to our shareholders.

We expect that we will need to raise additional funds in the future to complete the development and commercialization of our C-Scan system, to finance internal growth, to make acquisitions or for other reasons. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and the newly issued securities may have rights senior to those of the holders of our ordinary shares. Alternatively, if we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, and would also require us to fund additional interest expense. If we raise additional funds through collaborations, licensing arrangements or other structured financing transactions, we may relinquish rights to certain of our technologies or products, grant security interests in our assets or grant licenses to third parties on terms that are unfavorable to us. If adequate additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully commercialize our product or continue our research and development.

In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

We have not paid and do not intend to pay dividends on our ordinary shares in the foreseeable future. Any return on investment may be limited to the value of our securities.

We have not paid dividends on our ordinary shares since inception, and do not anticipate paying any dividends on our ordinary shares in the foreseeable future. Our board of directors has discretion to declare and pay dividends on our ordinary shares and will make any determination to do so based on a number of factors, such as our operating results, financial condition, current and anticipated cash needs and other business and economic factors that our board of directors may deem relevant. In addition, we are only permitted to pay dividends out of “profits,” as defined by the Israeli Companies Law, 1999 (the “Israeli Companies Law”), provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations, as they become due. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your ordinary shares after price appreciation, which may never occur, in order to realize a return on your investment.  You should not rely on an investment in us if you require dividend income from your investments.

The trading market for our ordinary shares is not always active, liquid and orderly, which may inhibit the ability of our shareholders to sell ordinary shares.

Prior to our initial public offering in February 2015, there was no public market for our ordinary shares. Since that time, the trading market for our ordinary shares has not always been active, liquid or orderly. The lack of an active market at times may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares.  The decline in the number of outstanding ordinary shares which resulted from the reverse share split effected on April 4, 2018, may also result in a less active or more active trading market for our ordinary shares from time to time.

There is no public market for the Series C Warrants to purchase ordinary shares included in the units and the pre-funded units being offered by us in this offering.

There is no established public trading market for the Series C Warrants included in the units and the pre-funded units being offered in this offering. We have applied to list the Series C Warrants on the Nasdaq Capital Market. However, there can be no assurance that such listing will be approved.  An active trading market for the Series C Warrants may not develop following the listing of the Series C Warrants on the Nasdaq Capital Market or, if developed, may not be sustained.  Without an active trading market, the liquidity of the Series C Warrants will be limited.

The Series C Warrants are speculative in nature.

The Series C Warrants do not confer any rights of ordinary share ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire ordinary shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Series C Warrants may exercise their right to acquire the ordinary shares and pay an exercise price of $5.50 per share, subject to certain adjustments, prior to the 5th year anniversary of the date of issuance, after which date any unexercised Series C Warrants will expire and have no further value. Moreover, following this offering, the market value of the Series C Warrants, if any, is uncertain and there can be no assurance that the market value of the Series C Warrants will equal or exceed their imputed offering price. There can be no assurance that the market price of the ordinary shares will ever equal or exceed the exercise price of the Series C Warrants, and consequently, whether it will ever be profitable for holders of the Series C Warrants to exercise the Series C Warrants.

There is no public market for the pre-funded warrants included in the pre-funded units offered by us in this offering.

There is no established public trading market for the pre-funded warrants included in the pre-funded units offered by us in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants will be limited.

Holders of our pre-funded warrants or Series C Warrants will have no rights as shareholders until such holders exercise their pre-funded warrants or Series C Warrants and acquire our ordinary shares.

Until holders of the pre-funded warrants and the Series C Warrants acquire our ordinary shares upon exercise of the pre-funded warrants or the Series C Warrants, holders of the pre-funded warrants or the Series C Warrants will have no rights with respect to the our ordinary shares underlying such warrants. Upon exercise of the pre-funded warrants or the Series C Warrants, the holders thereof will be entitled to exercise the rights of a holder of ordinary shares only as to matters for which the record date occurs after the exercise date.

Our management will have broad discretion over the use of proceeds from this offering and may not obtain a favorable return on the use of these proceeds.

Our management will have broad discretion in determining how to apply the net proceeds from this offering and may spend the proceeds in a manner that our shareholders may not deem desirable. We currently intend to use the net proceeds that we will receive from this offering to finance the continuation of our product development and clinical studies in Europe and the United States. We cannot assure you that these uses or any other use of the net proceeds of this offering will yield favorable returns or results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that may be deemed to be “forward-looking statements” within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations and/or future financial performance. In some cases, you can identify forward-looking statements by their use of terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “target”, “future,” “intend,” “may,” “ought to,” “plan,” “possible,” “potentially,” “predicts,” “project,” “should,” “will,” “would,” negatives of such terms or other similar terms. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The forward-looking statements in this prospectus and the documents incorporated herein by reference include, without limitation, statements relating to:

•	our goals, targets and strategies;

•
the timing and conduct of the clinical trials for our C-Scan system, including statements regarding the timing, progress and results of current and future preclinical studies and clinical trials, and our research and development programs;

•	timing or likelihood of regulatory filings, approvals and required licenses for our C-Scan system;

•	our future business development, results of operations and financial condition;

•	our ability to adequately protect our intellectual property rights and enforce such rights and to avoid violation of the intellectual property rights of others;

•	our plans to develop, launch and commercialize our C-Scan system and any future products;

•	the timing, cost or other aspects of the commercial launch of our C-Scan system;

•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing and strategic partnerships;

•	our estimates regarding the market opportunity, clinical utility, potential advantages, and market acceptance of our C-Scan system;

•	the impact of government laws and regulations;

•	our ability to recruit and retain qualified clinical, regulatory and research and development personnel;

•	the availability of reimbursement or other forms of funding for our products from government and commercial payors;

•	difficulties in maintaining commercial scale manufacturing capacity and capability and our ability to generate growth;

•	our failure to comply with regulatory guidelines;

•	uncertainty in industry demand and patient wellness behavior;

•	general economic conditions and market conditions in the medical device industry;

•	future sales of large blocks of our securities, which may adversely impact our share price;

•	depth of the trading market in our securities; and

•	our expectations regarding the use of proceeds of this offering.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

You should not unduly rely on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $15.5 million from the sale of our securities in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises its option to purchase additional ordinary shares and/or Series C Warrants to purchase ordinary shares in full, we estimate the net proceeds from this offering will be approximately $17.9 million from the sale of our securities, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. These estimates exclude the proceeds, if any, from the exercise of Series C Warrants sold in this offering. If all of the Series C Warrants sold in this offering were to be exercised in cash at an exercise price of $5.50 per share, we would receive additional net proceeds of approximately $17.5 million. We cannot predict when or if these Series C Warrants will be exercised. It is possible that these Series C Warrants may expire and may never be exercised.

We currently intend to use the net proceeds we receive from this offering as follows:

•	approximately $2.8 million on research and development to advance the ongoing development of our C-Scan® system;

•	approximately $2.0 million on clinical trials in Europe and the United States;

•	approximately $1.2 million to build our manufacturing capabilities; and

•	the balance, if any, for working capital and other general corporate purposes.

The expected use of net proceeds of this offering represents our current intentions based upon our present plans and business conditions. Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including our potential investments in new businesses, the amount of cash generated by our operations, the amount of competition and other operational factors. From time to time, we will evaluate these and other factors to determine if our allocation of resources, including the proceeds of this offering, is being optimized.

Circumstances that may give rise to changes in our use of net proceeds from this offering include:

•	the timing of clinical studies and eventual U.S. Food and Drug Administration approval of our C-Scan® system;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and

•	the availability of other sources of cash, including cash flow from operations and new bank debt financing arrangements, if any.

Pending any use as described above, we intend to invest the net proceeds to us from this offering in bank deposits, U.S. government securities and Israeli government securities. We cannot predict whether the net proceeds from such investments will produce a favorable return.

DIVIDEND POLICY

We have never declared or paid dividends on our ordinary shares and currently do not intend to pay cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business.

Our ability to distribute dividends also may be limited by future contractual obligations and by Israeli law. The Israeli Companies Law restricts our ability to declare dividends. Unless otherwise approved by a court, we can distribute dividends only from “profits” (as defined by the Israeli Companies Law), and only if there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they become due. Subject to the foregoing, payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our financial condition, operating results, current and anticipated cash needs and other business and economic factors that our board of directors may deem relevant. See “Description of Share Capital—Dividend and Liquidation Rights.” The payment of dividends may be subject to Israeli withholding taxes. See Item 10E of the 2017 Annual Report, “Additional Information—Taxation—Israeli Tax Considerations and Government Programs—Taxation of Our Shareholders—Taxation of Non-Israeli Shareholders on Receipt of Dividends” which is incorporated herein by reference.  Furthermore, if we pay a dividend out of income attributed to our Benefited Enterprise that was generated during the tax exemption period, we may be subject to tax on the grossed-up amount of such distributed income at the corporate tax rate which would have been applied to our Benefited Enterprise’s income had we not enjoyed the exemption.  See Item 10E of the 2017 Annual Report, “Additional Information—Taxation – Israeli Tax Considerations and Government Programs — Law for the Encouragement of Capital Investments, 5719-1959 — Tax Benefits Subsequent to the 2005 Amendment” which is incorporated herein by reference.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2017:

•	on an actual basis; and

•
on as adjusted basis to give effect to (i) the amendment of our articles of association to increase our authorized and registered share capital by NIS 12,500,000 and (ii) the issuance and sale of 2,738,472 units and 450,909 pre-funded units in this offering at a public offering price of $5.50 and $5.49 per unit and pre-funded unit, respectively, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, excluding the proceeds, if any, from the exercise of Series C Warrants or pre-funded warrants included in pre-funded units issued in this offering at an exercise price of $5.50 per share and $0.01 per share, respectively:

	As of December 31, 2017
	Actual	As adjusted
	(in thousands of $) (Unaudited)

Shareholders’ equity:
Ordinary share capital, 4,791,667 shares authorized and 1,605,434 shares issued, actual; 10,000,000 shares authorized and 4,343,906 shares issued, as adjusted	$974	$2,869
Additional Paid in Capital	$57,643	$71,248
Accumulated deficit	$(52,712)	$(52,712)
Total shareholders’ equity	$5,905	$21,405
Total capitalization	$5,905	$21,405

The as adjusted information set forth above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our consolidated financial statements and related notes incorporated by reference in this prospectus.

The number of issued and outstanding shares as of December 31, 2017 on an as adjusted basis in the table excludes:

•	910,518 ordinary shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $59.81 per ordinary share;

•	158,684 ordinary shares issuable upon the exercise of outstanding options with a weighted average exercise price of $45.03 per ordinary share, granted under our option and equity incentive plans;

•	29,326 restricted stock units issued to directors, employees and consultants;

•	118,249 ordinary shares that are available for future option grants under the 2015 Plan;

•	450,909 ordinary shares issuable upon exercise of the pre-funded warrants offered hereby at an exercise price of $0.01 per share; and

•	3,189,381 ordinary shares issuable upon exercise of the Series C Warrants offered hereby at an exercise price of $5.50 per share.

Except as otherwise indicated, information in this prospectus reflects or assumes:

•	a one-for-12 reverse share split of our ordinary shares, which occurred on April 4, 2018; and

•	that the underwriter does not exercise its option to purchase additional ordinary shares and/or Series C Warrants to purchase ordinary shares.

MARKET FOR OUR ORDINARY SHARES

Our units were listed on the Nasdaq Capital Market on February 19, 2015 under the symbol “CHEKU.”  Prior to that date, there was no public trading market for our securities. Our initial public offering was priced at $6.00 per unit on February 20, 2015.  Each unit consisted of one ordinary share and one-half of a Series A Warrant to purchase one ordinary share. Each unit was issued with one and one-half non-transferrable Long Term Incentive Warrants. On March 18, 2015, the units separated and ceased to exist.  Since such date, our ordinary shares and Series A Warrants have been listed on the Nasdaq Capital Market under the symbols “CHEK” and “CHEKW,” respectively.  On April 4, 2018, we effected a 1-for-12 reverse share split of our ordinary shares.   The following table sets forth for the periods indicated the high and low sales prices per ordinary share as reported on the Nasdaq Capital Market and as adjusted to reflect our reverse share split, for the periods indicated:

The high and low market prices of our ordinary shares for each financial year since March 18, 2015, which was the date on which our ordinary shares began trading on the Nasdaq Capital Market, are as set forth below:

Year Ended	High	Low
December 31, 2015 (from March 18, 2015)	$75.60	$21.60
December 31, 2016	$44.64	$11.64
December 31, 2017	$31.68	$9.60

The high and low market prices of our ordinary shares for each full financial quarter over the two most recent full financial years and subsequent period are as set forth below:

Quarter Ended	High	Low
March 31, 2016	$40.20	$30.84
June 30, 2016	$36.12	$11.64
September 30, 2016	$41.04	$12.96
December 31, 2016	$35.40	$20.64
March 31, 2017	$31.68	$24.84
June 30, 2017	$28.56	$21.72
September 30, 2017	$24.00	$19.80
December 31, 2017	$23.88	$9.60
March 31, 2018	$13.64	$5.58

For the most recent six months and subsequent period, the high and low market prices of our ordinary shares are as set forth below:

Month Ended	High	Low
November 2017	$18.24	$11.40
December 2017	$12.24	$9.60
January 2018	$13.64	$9.84
February 2018	$10.64	$7.20
March 2018	$8.64	$5.58
April 2018	$19.78	$3.12
May 2018 (through May 3, 2018)	$15.60	$4.55

               On May 3, 2018, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $8.81.

DILUTION

Purchasers of units and pre-funded units in this offering will suffer immediate and substantial dilution in the net tangible book value per share of our ordinary shares. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our ordinary shares immediately after this offering.  Our historical net tangible book value as of December 31, 2017 was approximately $5.9 million or $3.68 per share of our outstanding ordinary shares, based on 1,605,434 ordinary shares outstanding as of December 31, 2017.

After giving effect to the sale of 2,738,472 units and 450,909 pre-funded units in this offering at a public offering price of $5.50 and $5.49 per unit and pre-funded unit, respectively, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2017 would have been approximately $21.4 million, or $4.93 per share, which excludes the Series C Warrants to purchase  ordinary shares to be issued to investors in this offering. This represents an immediate increase in net tangible book value of $1.25 per share to existing shareholders and immediate dilution of $0.57 per share to investors purchasing our securities in this offering at the public offering price.

The following table illustrates this dilution:

Public offering price per unit		$5.50
Net tangible book value per share as of December 31, 2017	$3.68
Increase in net tangible book value per share attributable to this offering	$1.25
As adjusted net tangible book value per share as of December 31, 2017, after giving effect to this offering		$4.93
Dilution per share to new investors purchasing our ordinary shares in this offering*		$0.57

•	Assuming the pre-funded warrants are considered shares, dilution would have been $1.03

The number of issued and outstanding shares as of December 31, 2017 in the table excludes:

•	910,518 ordinary shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $59.81 per ordinary share

•	158,684 ordinary shares issuable upon the exercise of outstanding options with a weighted average exercise price of $45.03 per ordinary share, granted under our option and equity incentive plans;

•	29,326 restricted stock units issued to directors, employees and consultants;

•	118,249 ordinary shares that are available for future option grants under the 2015 Plan;

•	450,909 ordinary shares issuable upon exercise of the pre-funded warrants offered hereby at an exercise price of $0.01 per share; and

•	3,189,381 ordinary shares issuable upon exercise of the Series C Warrants offered hereby at an exercise price of $5.50 per share.

Except as otherwise indicated, information in this prospectus reflects or assumes:

•	a one-for-12 reverse share split of our ordinary shares, which occurred on April 4, 2018; and

•	that the underwriter does not exercise its option to purchase additional ordinary shares and/or Series C Warrants to purchase ordinary shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended articles of association is a summary. This summary is subject to the Israeli Companies Law and is qualified by reference to our amended articles of association, as currently in effect.  All information reflects a one-for-12 reverse share split of our ordinary shares, which occurred on April 4, 2018.

Authorized Share Capital

As of the date of this prospectus, our authorized share capital is NIS 24,000,000, divided into 10,000,000 ordinary shares, nominal (par) value NIS 2.40 per share.

Ordinary Shares

As of April 30, 2018, 1,622,709 ordinary shares were issued and outstanding.  All of our outstanding ordinary shares are validly issued, fully paid and non-assessable.  Our ordinary shares are not redeemable and do not have any preemptive rights.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718)-921-8200.

The Nasdaq Capital Market

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CHEK”.

Warrants

As of April 30, 2018, the following warrants were outstanding:

•
7,689 warrants to purchase ordinary shares (formerly (i) warrants to purchase 3,487 Series C-1 preferred shares; and (ii) warrants to purchase 4,202 Series C-2 preferred shares), with a weighted average exercise price of $62.44 per ordinary share;

•
18,464 warrants to purchase ordinary shares, of which (i) warrants to purchase 9,232 ordinary shares have an exercise price of NIS 2.40 per ordinary share; and (ii) warrants to purchase 9,232 ordinary shares have an exercise price of $60.72 per ordinary share;

•	14,970 warrants to purchase ordinary shares automatically exercisable, for no consideration, upon the exercise of certain outstanding warrants (the “Anti-Dilution Warrants”);

•
35,082 warrants to purchase ordinary shares issued in connection with the certain Credit Line Agreement dated as of August 20, 2014, as amended (the “CLA Warrants” and the “Credit Line Agreement”), with an exercise price of NIS 2.40 per share;

•	93,750 Series A Warrants issued in our initial public offering and 83,334 Series A Warrants issued in the simultaneous private placement, each with an exercise price of $90.00 per share;

•
142,614 Long Term Incentive Warrants issued in our initial public offering and 235,433 Long Term Incentive Warrants issued in the simultaneous private placement, each with an exercise price of $82.80 per share;

•	8,334 warrants to purchase ordinary shares issued to the underwriter in connection with our initial public offering, with an exercise price of $90.00 per share;

•	1,250 warrants to purchase ordinary shares issued to our U.S. legal counsel in connection with our initial public offering, with an exercise price of $60.72 per share;

•	112,460 warrants issued in connection with the private placement concurrent with our June 2017 registered direct offering, with an exercise price of $25.50 per share;

•	85,230 warrants issued in connection with the private placement concurrent with our November 2017 registered direct offering, with an exercise price of $15.00 per share;

•	5,625 warrants to purchase ordinary shares issued to the placement agent in connection with our June 2017 registered direct offering, with an exercise price of $30.00 per share; and

•	9,471 warrants to purchase ordinary shares issued to the placement agent in connection with our November 2017 registered direct offering, with an exercise price of $16.50 per share.

Options

As of April 30, 2018, the following options were outstanding:

•
options to purchase 91,744 of our ordinary shares, with a weighted average exercise price of $47.32 per share, were outstanding under our 2006 Unit Option Plan. Of such outstanding options, options to purchase 88,538 of our ordinary shares, with a weighted average exercise price of $47.76 per share, were vested as of such date; and

•
options to purchase 66,940 of our ordinary shares, with a weighted average exercise price of $41.89 per share, were outstanding under the 2015 Plan. Of such outstanding options, options to purchase 49,252 of our ordinary shares, with a weighted average exercise price of $48.75 per share, were vested as of such date.

Restricted Stock Units

As of April 30, 2018, 29,326 restricted stock units (“RSUs”) were outstanding under the 2015 Plan.

Share Capital History

The following is a summary of our issuances of securities that affected our share capital since March 31, 2015:

Share Option and Incentive Plans

•
Since March 31, 2015 we granted options to purchase an aggregate of 21,641 ordinary shares, in each case having an exercise price per share ranging from $52.20 to $60.72, to certain of our employees, officers, directors and consultants under our 2006 Unit Option Plan.  Of such options, options to purchase an aggregate of 4,453 ordinary shares have been forfeited and cancelled without being exercised as of the date of this prospectus. Since August 13, 2015 we granted options to purchase an aggregate of 131,957 ordinary shares, in each case having an exercise price per share ranging from $10.44 to $54.84 to certain of our employees, officers, directors and consultants under the 2015 Plan.  Of such options, options to purchase an aggregate of 65,018 ordinary shares have been forfeited and cancelled without being exercised as of the date of this prospectus.

•
On February 27, 2017, we issued 7,457 RSUs to certain of our employees, officers and consultants under our 2015 Plan. On June 22, 2017, we issued additional 17,448 RSUs to certain of our officers and directors under the 2015 Plan and on August 3, 2017, we issued additional 24,951 RSUs to certain of our employees under the 2015 Plan. Of such RSUs, 17,236 RSUs have been forfeited and cancelled as of the date of this prospectus.

Other

•	Between March 31, 2015 and April 20, 2018 we issued and sold 155,662 ordinary shares upon the exercise of 158,688 CLA Warrants and 3,026 CLA warrants expired.

•	Between March 31, 2015 and April 30, 2018, we issued and sold 2,881 ordinary shares upon the exercise of 2,881 Anti-Dilution Warrants.

•	Between March 6, 2017 and April 30, 2018, we issued and sold 1,396 ordinary shares upon the exercise of 1,430 Finders’ Warrants and 34 Finders’ Warrants expired.

•	Between February 24, 2015 and February 24, 2017, 153,288 Long Term Incentive Warrants expired.

•	On February 24, 2017, 5,837 Finders’ Warrants expired.

•
Pursuant to a Securities Purchase Agreement dated as of August 8, 2016 between us and the purchasers identified therein, we issued and sold a total of 53,635 ordinary shares at a price of $22.80 per share and pre-funded warrants to purchase 209,524 ordinary shares (“2016 Pre-Funded Warrants”), at a price of $22.20 per Pre-Funded Warrant, in a registered direct offering. The exercise price for each 2016 Pre-Funded Warrant was $0.60 per share.

•	Between August 11, 2016 and January 23, 2017, we issued a total of 209,524 ordinary shares upon the exercise of the 2016 Pre-Funded Warrants.

•
On June 2, 2017, pursuant to a Securities Purchase Agreement dated as of May 30, 2017, between us and the purchasers identified therein, we issued and sold a total of 112,460 ordinary shares in a registered direct offering and warrants to purchase 112,460 ordinary shares (“June 2017 Warrants”), with an exercise price of $25.50 per share, in a concurrent private placement, for an aggregate purchase price of $2,699,000.

•
On June 2, 2017, we issued warrants to purchase 5,625 ordinary shares issued to the placement agent in connection with our June 2017 registered direct offering, with an exercise price of $30 per share.

•
On November 22, 2017, pursuant to a Securities Purchase Agreement dated as of November 20, 2017, between us and the purchasers identified therein, we issued and sold a total of 189,387 ordinary shares in a registered direct offering and warrants to purchase 142,042 ordinary shares (“November 2017 Warrants”), with an exercise price of $15 per share, in a concurrent private placement, for an aggregate purchase price of $2,499,900.

•
On November 22, 2017 we issued warrants to purchase 9,471 ordinary shares issued to the placement agent in connection with our November 2017 registered direct offering, with an exercise price of $16.50 per share.

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-425981-1. Our purpose as set forth in our amended articles of association is to engage in any lawful activity.

Voting Rights and Conversion

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel, according to applicable Israeli law’s requirements.

Our Board of Directors may, to the extent it deems necessary in its discretion, close the register of shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by us during any such period during which the register of shareholders is so closed.  We shall notify shareholders with respect to such suspension of registration in such manner as shall be determined by our Board of Directors.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors (subject to the special approval requirements under the Israeli Companies Law for the election of external directors, if any).

Under our amended articles of association, our board of directors must consist of not less than four but no more than eleven directors, including (if any) external directors (within the meaning of the Israeli Companies Law).  Pursuant to our amended articles of association, each of our directors will be appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders (subject to the special approval requirements under the Israeli Companies Law for the election of external directors, if any). Each director (other than external directors, if any) will hold office until the next annual general meeting following the annual general meeting at which they were elected and until his or her successor is elected and qualified, or until the occurrence of certain events, in accordance with the Israeli Companies Law and our amended articles of association, including his or her earlier resignation, death or removal by a vote of the majority of the voting power of our shareholders at a general meeting of until his or her office expires by operation of law. In addition, our amended articles of association allow our board of directors to appoint directors (other than external directors) to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Israeli Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we must seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the serving members of our board of directors; or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters be approved by our shareholders at a general meeting:

•	amendments to our articles of association;

•	appointment, terms of service and termination of service of our auditors;

•	appointment of external directors;

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	mergers; and

•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is essential for our proper management.

Subject to the provisions of the Israeli Companies Law and regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting.

The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, an approval of a merger or the approval of the compensation policy, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law, our shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting rights

Quorum Requirements

Pursuant to our amended articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for general meetings of our shareholders is at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of the total outstanding voting rights (or if a higher percentage is required by law, such higher percentage), within half an hour of the time fixed for the commencement of the meeting. A meeting adjourned for lack of a quorum is adjourned either to the same day in the following week at the same time and place or to such day, time and place as specified in the notice of the meeting or to such day, time and place as the chairman of the general meeting shall determine. At the reconvened meeting, at least two shareholders present in person or by proxy shall constitute a lawful quorum, unless the meeting of shareholders was convened at the demand of shareholders, in which case, the quorum shall be the presence of one or more shareholders holding at least 5% of our issued share capital and at least one percent of the voting power of our shares, or one or more shareholders with at least 5% of the voting power of our shares.

Vote Requirements

Our amended articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended articles of association. Under the Israeli Companies Law, certain actions require a special majority, including: (i) approval of an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest and the terms of employment or other engagement of the controlling shareholder or a relative of the controlling shareholder (even if not extraordinary), requiring the approval described in Item 6C of the 2017 Annual Report under “Directors, Senior Management and Employees—Board Practices—Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” which is incorporated herein by reference; (ii) approval of a compensation policy, requiring the approval described in Item 6C of the 2017 Annual Report under “Directors, Senior Management and Employees —Board Practices—Compensation Committee and Compensation Policy” which is incorporated herein by reference; and (iii) approval of executive officer compensation inconsistent with our office holder compensation policy or the compensation of our chief executive officer (subject to limited exceptions), requiring the approval described in Item 6C of the 2017 Annual Report under “Directors, Senior Management and Employees—Board Practices—Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions” which is incorporated herein by reference.

In addition, under the Israeli Companies Law the appointment of external directors requires the approval of a majority vote of the shares present and voting on the matter, provided that either: (i) such majority includes a majority of the shares held by all shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions; or (ii) the total number of shares held by shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the election of the external director (other than a personal interest not derived from a relationship with a controlling shareholder) voted against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

Furthermore, under the Israeli Companies Law the authorization of the chairman of the board to assume the role or responsibilities of the chief executive officer, or the authorization of the chief executive officer or his or her relative thereof to assume the role or responsibilities of the chairman of the board, for periods of no longer than three years each, is subject to receipt of the approval of a majority of the shares voting on the matter, provided that either (i) included in such majority are at least two-thirds of the shares of shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the resolution that are voted at the meeting on the matter (excluding any abstentions); or (ii) the total number of shares of shareholders specified in clause (i) who voted against the resolution does not 2% of the voting rights in the company.

Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of the general meetings of our shareholders; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document in the company’s possession related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Israeli Companies Law and our amended articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be modified or cancelled by adoption of a resolution by the holders of a majority of all shares as one class, without any required separate resolution of any class of shares, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended articles of association.

Registration Rights

We have granted certain registration rights to certain of our shareholders who owned our securities prior to the consummation of our initial public offering pursuant to the Amended and Restated Shareholders Agreement dated as of October 14, 2014, as amended, by and among Check-Cap Ltd. and the shareholders parties thereto.  For a discussion of such registration rights, see Item 7B the 2017 Annual Report under “Major Shareholders and Related Party Transactions—Related Party Transactions — Shareholders Agreement” which is incorporated herein by reference.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company, and who would as a result hold over 90% of the target company’s issued and outstanding share capital, is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a Israeli public company, and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares of the company, is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company, or of the applicable class, or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, if there is no other shareholder that holds 25% or more of the voting rights in the company, subject to exceptions. Similarly, the Israeli Companies Law provides that an acquisition of shares in an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions. No tender offer is required if the acquisition of shares: (i) occurs in the context of a private placement, that was approved by the company’s shareholders and whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a holder of 25% or more of the voting rights in the company following which the purchaser will hold 25% or more of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company following which the purchaser will hold more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror; and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it, at the time of the offer, and any person or entity under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company may not approve the merger if it determines that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company or a person or entity holding 25% or more of any of the means of control of the other merging entity, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares voting on the matter at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, or by any other person or entity who holds 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders (as described in Item 6C of the 2017 Annual Report under “Directors, Senior Management and Employees—Board Practices — Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” which is incorporated herein by reference.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allow us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law and our amended articles of association as described above in “— Voting Rights.”

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) 2,738,472 units, each unit consisting of one ordinary share and one Series C Warrant to purchase one ordinary share, and (ii) 450,909 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one ordinary share and one Series C Warrant to purchase one ordinary share. The ordinary share and accompanying Series C Warrant included in each unit will be issued separately, and the pre-funded warrant to purchase one ordinary share and the accompanying one Series C Warrant included in each pre-funded unit will be issued separately. The units and pre-funded units will not be issued or certificated. We are also registering the ordinary shares included in the units and the ordinary shares issuable from time to time upon exercise of the pre-funded warrants included in pre-funded units and Series C Warrants included in the units and the pre-funded units offered hereby.

Ordinary Shares

The material terms and provisions of our ordinary shares are described under the caption "Description of Share Capital" in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants included in the pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant included in the pre-funded units offered hereby will have an initial exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of ordinary shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares and the exercise price. The pre-funded warrants will be issued separately from the accompanying one Series C Warrant to purchase an ordinary share included in the pre-funded units, and may be transferred separately immediately thereafter.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding ordinary shares immediately after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder's pre-funded warrants up to 9.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded units in this offering may also elect, prior to the issuance of the pre-funded units, to have the initial exercise limitation set at 9.99% of our outstanding ordinary shares.

Cashless Exercise

If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the ordinary shares underlying the pre-funded warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares determined according to a formula set forth in the pre-funded warrants.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional ordinary shares will be issued upon the exercise of the pre-funded warrants.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. The ordinary shares issuable upon exercise of the pre-funded warrants are currently listed on the Nasdaq Capital Market.

Right as a Shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder's ownership of ordinary shares, the holders of the pre-funded warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their pre-funded warrants.

Series C Warrants

The following summary of certain terms and provisions of Series C Warrants included in the units and the pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series C Warrants and the provisions of the warrant agreement between our company and American Stock Transfer and Trust Company, as warrant agent, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series C Warrant and the form of warrant agreement for a complete description of the terms and conditions of the Series C Warrants.

Duration and Exercise Price

Each Series C Warrant entitles the holder to purchase one ordinary share at an initial exercise price equal to $5.50 per share. The Series C Warrants will be immediately exercisable and will expire on the 5th anniversary of the original issuance date. The exercise price and number of ordinary shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares and the exercise price. The Series C Warrants will be issued separately from the ordinary shares included in the units, or the pre-funded warrants included in the pre-funded units, as the case may be, and may be transferred separately immediately thereafter. One Series C Warrant to purchase one ordinary share will be included in each unit or pre-funded unit purchased in this offering.

Cashless Exercise

If, at the time a holder exercises its Series C Warrants, a registration statement registering the issuance of the ordinary shares underlying the Series C Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares determined according to a formula set forth in the Series C Warrants.

Exercisability

The Series C Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series C Warrant to the extent that the holder would own more than 4.99% of the outstanding ordinary shares immediately after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder's Series C Warrants up to 9.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series C Warrants.

Fractional Shares

No fractional ordinary shares will be issued upon the exercise of the Series C Warrants

Transferability

Subject to applicable laws, a Series C Warrant may be transferred at the option of the holder upon surrender of the Series C Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

The Series C Warrants are listed on the Nasdaq Capital Market under the symbol “CHEKZ.” . The ordinary shares issuable upon exercise of the Series C Warrants are currently listed on the Nasdaq Capital Market.

Right as a Shareholder

Except as otherwise provided in the Series C Warrants or by virtue of such holder's ownership of ordinary shares, the holders of the Series C Warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their Series C Warrants.

Fundamental Transaction

If, at any time while the Series C Warrants are outstanding, (1) we consolidate or merge with or into another entity in which we are not the surviving entity; (2) we sell, lease, assign, convey or otherwise transfer all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of our outstanding ordinary shares tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our ordinary shares or compulsory share exchange pursuant to which our outstanding ordinary shares are effectively converted or exchanged for other securities, cash or property or (5) any transaction is consummated whereby any person or entity acquires more than 50% of our outstanding ordinary shares (each, a “Fundamental Transaction”), then upon any subsequent exercise of a Series C Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of the Series C Warrant.

In the event of a fundamental transaction which is approved by our Board, the holders of the Series C Warrants have the right to require us or a successor entity to redeem the Series C Warrant for cash in the amount of the Black-Scholes value of the unexercised portion of the Series C Warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not approved by our Board, the holders of the Series C Warrants have the right to require us or a successor entity to redeem the Series C Warrant for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Series C Warrant on the date of the consummation of the fundamental transaction.

Warrant Agreement

The Series C Warrants will be issued in registered form pursuant to a warrant agent agreement between American Stock Transfer and Trust Company LLC and us. You should review a copy of the warrant agent agreement and the form of Series C Warrant, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the Series C Warrants and the warrant agent agreement.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our ordinary shares and the warrant agent for the Series C Warrants is American Stock Transfer & Trust Company LLC.  Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718)-921-8200.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to our ordinary shares, Series C Warrants and pre-funded warrants (sometimes referred to collectively or individually as our “securities”). You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. Federal Income Taxation

The following are the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our securities that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of our voting shares;

•	persons that acquired our securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	passive foreign investment companies; or

•	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) to a holder in respect of our securities and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of our securities will be in U.S. dollars. In addition, this discussion also assumes that we will be and have been treated as a foreign corporation for U.S. federal income tax purposes. Moreover, this discussion assumes that a holder will receive only ordinary shares and will not be entitled to a fractional share upon the exercise of a Series C Warrant or a pre-funded warrant.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein.  The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Tax Treatment of Pre-Funded Warrants

Although the law is not completely settled in the area, pre-funded warrants will probably be treated as ordinary shares for U.S. federal income tax purposes. Any person that elects to receive pre-funded warrants in lieu of our ordinary shares in this offering should consult their own tax advisor regarding the application of the U.S. federal income tax laws to their particular situation.

Allocation of Purchase Price and Characterization of Units

Each unit and pre-funded unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one ordinary share or pre-funded warrant, as the case may be, and one Series C Warrant to purchase one ordinary share.  For U.S. federal income tax purposes, each holder must allocate the purchase price of a unit or pre-funded unit between that ordinary share or pre-funded warrant, as applicable, and one Series C Warrant based on the relative fair market value of each at the time of issuance.  The price allocated to each ordinary share, pre-funded warrant and one Series C Warrant generally will be the holder’s tax basis in such security, as the case may be.

U.S. Holders

Taxation of Cash Distributions

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid in respect of our ordinary shares. A cash distribution on our ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ordinary shares.

With respect to non-corporate U.S. Holders, any such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “— Taxation on the Disposition of Ordinary Shares, Pre-Funded Warrants or the Series C Warrants” below) provided that (a) our ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of the United States-Israel Tax Treaty, (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. Therefore, if our ordinary shares are not readily tradable on an established securities market, and we are not eligible for the benefits of the United States-Israel Tax Treaty, then cash dividends paid by us to non-corporate U.S. Holders with respect to such ordinary shares will not be subject to U.S. federal income tax at the lower regular long term capital gains tax rate. Under published IRS authority, shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the NASDAQ Capital Market. Although our ordinary shares are currently listed and traded on the NASDAQ Capital Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our ordinary shares.

Dividends paid to a U.S. Holder with respect to our ordinary shares generally will be foreign source income, which may be relevant in calculating such U.S. Holder’s foreign tax credit limitations. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from such U.S. Holder’s taxable income or credited against such U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisors to determine whether and to what extent they will be entitled to this credit.

Adjustments with Respect to Warrants

The terms of the Series C Warrants and pre-funded warrants provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the Series C Warrants or pre-funded warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through a decrease in the exercise price of the Series C Warrants or pre-funded warrants) as a result of a distribution of cash to the holders of our ordinary shares, which is taxable to the U.S. Holders of such ordinary shares as described under “—Taxation of Cash Distributions,” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Series C Warrants or pre-funded warrants received a cash distribution from us equal to the fair market value of such increased interest.

Taxation on the Disposition of Ordinary Shares, Pre-funded Warrants or Series C Warrants

Upon a sale or other taxable disposition of our ordinary shares, pre-funded warrants or Series C Warrants, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

If an Israeli capital gains tax applies to any gains from the disposition of our ordinary shares, pre-funded warrants or  Series C Warrants by a U.S. Holder, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to certain conditions and limitations). In addition, if such Israeli tax applies to any such gain, a U.S. Holder may be entitled to certain benefits under the United States-Israel Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the United States-Israel Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such Israeli tax and their eligibility for the benefits of the United States-Israel Tax Treaty.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally may be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our ordinary shares, pre-funded warrants or Series C Warrants, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our ordinary shares, pre-funded warrants or Series C Warrants.

Exercise or Lapse of a Series C Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Series C Warrant for cash. An ordinary share acquired pursuant to the exercise of a Series C Warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the Series C Warrant, increased by the amount paid to exercise the Series C Warrant. The holding period of such ordinary share generally would begin on the day after the date of exercise of the Series C Warrant. If a Series C Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Series C Warrant.

The tax consequences of a cashless exercise of Series C Warrants are not clear under current tax law. A cashless exercise may be tax-free, either because it is not a realization event (i.e., not a transaction in which gain or loss is realized) or because the transaction is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the ordinary shares received would equal the U.S. Holder’s basis in the Series C Warrants surrendered. If the cashless exercise were treated as not being a realization event, the U.S. Holder’s holding period in the ordinary shares could be treated as commencing on the date following the date of exercise of the Series C Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares received would include the holding period of the Series C Warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Series C Warrants with a fair market value equal to the exercise price for the number of Series C Warrants deemed exercised. For this purpose, the number of Series C Warrants deemed exercised would be equal to the amount needed to receive on exercise the number of ordinary shares issued pursuant to the cashless exercise of the Series C Warrants. In this situation, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Series C Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in such Series C Warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Series C Warrants. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the fair market value of the Series C Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in the  Series C Warrants deemed exercised, and a U.S. Holder’s holding period for the ordinary shares should commence on the date following the date of exercise of the Series C Warrants. There also may be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. Holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of the Series C Warrants, it is unclear which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Series C Warrants or pre-funded warrants.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Our actual PFIC status for our current taxable year (2018) or any subsequent taxable year is uncertain and will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ordinary shares, pre-funded warrants or Series C Warrants, and, in the case of our ordinary shares,  the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ordinary shares, a purging election, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares, pre-funded warrants or Series C Warrants; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares, pre-funded warrants or Series C Warrants;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest ordinary tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to our PFIC status is made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder that held (or was deemed to hold) our ordinary shares, pre-funded warrants or Series C Warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC in any taxable year, and then cease to meet the test for PFIC status in a subsequent taxable year, a U.S. Holder may be able to make a purging election to eliminate this continuing PFIC status with respect to its ordinary shares in certain circumstances. A purging election generally creates a deemed sale of such ordinary shares at their fair market value on the last day of our tax year during which we qualified as a PFIC (or, in the case of a purging election made in connection with a QEF election, the first day of our taxable year in which qualify as a QEF with respect to such U.S. Holder). Any gain recognized by the purging election generally will be treated as an excess distribution subject to the special tax and interest charge rules described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted basis in its ordinary shares by the amount of gain recognized and will also have a new holding period in its ordinary shares for purposes of the PFIC rules.

In general, if we are determined to be a PFIC, a U.S. Holder may also avoid the PFIC tax consequences described above with respect to the ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. However, a U.S. Holder may make a QEF election only if we agree to provide certain tax information to such holder annually. At this time, we do not intend to provide U.S. Holders with such information as may be required to make a QEF election effective.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above with respect to its ordinary shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted tax basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC generally will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the U.S. Securities and Exchange Commission, including the Nasdaq Capital Market, or on a foreign exchange or market that is regulated or supervised by a governmental authority of the country in which the exchange or market is located and which (A) meets certain requirements, that are enforced by law, relating to trading volume, listing, financial disclosure, surveillance and other requirements that are designed to (i) prevent fraudulent and manipulative acts and practices, (ii) remove impediments to and perfect the mechanism of a free and open, fair and orderly, market and (iii) protect investors and (B) has rules that effectively promote the active trading of listed stock. Although our ordinary shares are currently listed and traded on the Nasdaq Capital Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our securities may be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) ordinary shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our securities should consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to our ordinary shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our securities within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made  (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long term or short term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our securities.

Moreover, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to dividends paid on our securities to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient), in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Israeli Tax Considerations and Government Programs

The following is a brief summary of the material Israeli tax laws applicable to us and certain Israeli Government programs that benefit us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our securities purchased in this offering by investors who are non-Israeli residents. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

The following description is not intended to constitute a complete analysis of all Israeli tax consequences relating to the ownership and disposition of our securities. You should consult your own tax advisor concerning any tax consequences that may arise Israeli law.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax, currently at the rate of 23% (effective as of January 1, 2018, reduced from 24% for the 2017 tax year and 25% for the 2016 tax year) of a company’s taxable income. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Benefited Enterprise or a Preferred Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•
amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which are used for the development or advancement of the Industrial Enterprise, commencing the tax year in which the company started to use such know-how/ patent;

•	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We believe that we may qualify as an “Industrial Company” within the meaning of the Industry Encouragement Law; however, there can be no assurance that we will qualify as an Industrial Company or that the benefits described above will be available in the future.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

The Investment Law has been amended several times in recent years, primarily: Amendment 60, effective April 1, 2005, referred to as the 2005 Amendment; Amendment 68, effective as of January 1, 2011, referred to as the 2011 Amendment; Amendment 71, effective as of January 1, 2014, referred to as the 2014 Amendment; and Amendment 73, effective as of January 1, 2017, referred to as the 2017 Amendment. Pursuant to the foregoing amendments, generally tax benefits that were granted in accordance with the provisions of the Investment Law prior to each such amendment remain in force; however, any benefits granted subsequent to the respective amendment are subject to the provisions of the Investment Law as amended.

Tax Benefits Prior to the 2005 Amendment

Prior to the 2005 Amendment, a capital investment in eligible production facilities (or other eligible assets) could, upon application to the Investment Center of the Israeli Ministry of Economy (formerly named the Ministry of Industry, Trade and Labor), or the Investment Center, be designated as an “Approved Enterprise” and accordingly, entitled to certain tax benefits under the Investment Law. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset. We do not have any Approved Enterprises.

Tax Benefits Subsequent to the 2005 Amendment

Pursuant to the 2005 Amendment, a company whose facilities meet certain criteria set forth in the 2005 Amendment may claim certain tax benefits offered by the Investment Law (as further described below) directly in its tax returns, without the need to obtain prior approval. In order to receive the tax benefits, a company must make an investment which meets all of the conditions, including exceeding a minimum entitling investment amount, set forth in the Investment Law. Such investment allows a company to receive “Benefited Enterprise” status, and may be made over a period of no more than three years ending at the end of the year in which the company chose to have the tax benefits apply to its Benefited Enterprise, referred to as the “Year of Election.”

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depends on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Under the “Exemption Track” the tax benefits include an exemption from corporate tax on undistributed income generated by the Benefited Enterprise for a period of two to ten years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of 10% to 25% for the remainder of the benefits period, depending on the level of foreign investment in the company in each year. The benefits period is for a duration of seven or ten years, depending on the location of the Benefited Enterprise, from the later of the first year in which the company generated taxable income from its Benefited Enterprise and the Year of Election, but in any event not more than 12 or 14 years from the Year of Election, depending on the location of the company. A company qualifying for tax benefits under the Exemption Track which pays a dividend (as well as a deemed dividend, such as investments in subsidiaries, granting loans to related parties, repurchases of shares, acquisitions of securities/shares, capital reductions and additional events which reflect the transfer of funds out of the Benefitted Enterprise activity) out of income derived during the tax exemption period by its Benefited Enterprise will be subject to corporate tax in respect of the amount of the dividend (grossed-up to reflect the pre-tax income that it would have had to earn in order to distribute the dividend) at the corporate tax rate which would have otherwise been applicable. Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 15% or such lower rate as may be provided in an applicable tax treaty.

The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

We currently have one Benefited Enterprise program under the Investments Law, which, we believe, entitle us to certain tax benefits with respect to income to be derived from our Benefited Enterprise. During the benefits period, taxable income from our Benefited Enterprise program (once generated) will be tax exempt for a period of ten years commencing with the year we will first earn taxable income relating to such enterprise (but not prior to the year of election). We chose 2010 as the Year of Election. We believe that we are located in the Zone A specified development zone and therefore, believe we are entitled to a 10-year benefit period, subject to a 14-year limitation from the Year of Election, in which case the tax benefit period will in any event end in 2023.

Tax Benefits under the 2011 Amendment and the 2014 Amendment

The 2011 Amendment canceled the availability of the benefits granted to companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not wholly-owned by a governmental entity, and that, among other things, owns a Preferred Enterprise and is controlled and managed from Israel. Under the 2014 Amendment, effective as of January 1, 2014, a Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to its preferred income derived by its Preferred Enterprise in 2014 and thereafter, unless the Preferred Enterprise is located in a specified development zone (referred to as “Zone A”), in which case the rate will be 9% for the 2014 tax year and thereafter and, pursuant to the 2017 Amendment (as discussed below), 7.5% from 2017 and thereafter. We believe our facilities are located in the Zone A specified development zone.

Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Benefited Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

We examined the possible effect, if any, of the provisions of the 2011 Amendment on our financial statements and decided not to apply the new benefits under the 2011 Amendment.

Tax Benefits under the 2017 Amendment

Under the 2017 Amendment, in the event that a Preferred Enterprise is located in a specified development zone (referred to as “Zone A”), a Preferred Company is entitled to a reduced corporate tax rate of 7.5% with respect to its income derived by its Preferred Enterprise in 2017 and thereafter (reduced from 9% for the 2016 tax year).

In addition, the 2017 Amendment provides two new tax incentive tracks – the “Priority Technological Enterprise” track and “Special Priority Technological Enterprise” track (as such terms are defined in the Investment Law). The benefits available to a Priority Technological Enterprise or Special Priority Technological Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law.

A Priority Technological Enterprise is entitled to a reduced corporate tax rate of 12% with respect to its income derived from preferred intangible assets by its Priority Technological Enterprise unless the Priority Technological Enterprise is located in a specified development zone (referred to as “Zone A”), in which case the rate will be 7.5%. A Special Priority Technological Enterprises is entitled to a reduced corporate tax rate of 6% with respect to its income derived by its Special Priority Technological Enterprise.

Our company does not qualify as a Priority Technological Enterprise or Special Priority Technological Enterprise, within the meanings of the Investment Law.

The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our future tax liabilities.

The Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly known as the Encouragement of Industrial Research and Development Law, 5744-1984)

Under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly known as the Encouragement of Industrial Research and Development Law, 5744-1984), referred to as the Research Law, research and development programs which meet specified criteria and are approved by the IIA (formerly the OCS) are eligible for grants.

Under the Research Law as currently in effect, the grants awarded are typically up to 50% of the project’s approved expenditures. The grantee is required to pay royalties to the State of Israel from the sale of products developed under the program. Regulations under the Research Law, as currently in effect, generally provide for the payment of royalties of 3% to 5% (and at an increased rate under certain circumstances) on sales of products and services based on technology developed using grants, until 100% (which may be increased under certain circumstances) of the grant in U.S. dollars and bearing interest at the LIBOR rate, is repaid. The repayment is made in NIS in accordance with the U.S. dollar/ NIS exchange rate at the date of the payment. The terms of the Israeli government participation also require that products developed with IIA grants be manufactured in Israel and that the technology developed thereunder may not be transferred outside of Israel, unless approval is received from the IIA and additional payments are made to the State of Israel. However, this does not restrict the export of products that incorporate the funded technology. If manufacturing is moved outside of Israel, the royalty repayment rate is increased and the royalty ceiling can reach up to three times the amount of the grants received, and if a transfer of IIA funded know-how outside of Israel is approved by the IIA, it would be subject to a one-time payment that can be up to six times the amount of grants (plus interest). Even following the full repayment of any IIA grants, we must nevertheless continue to comply with the requirements of the Research Law. If we fail to comply with any of the conditions and restrictions imposed by the Research Law, or by the specific terms under which we received the grants, we may be required to refund any grants previously received together with interest and penalties, and, in certain circumstances, may be subject to criminal charges.

A significant amendment to the Research Law entered into effect on January 1, 2016, under which the IIA, a statutory government authority, was established, which replaced the OCS. Under such amendment, the IIA is authorized to establish rules concerning the ownership and exploitation of IIA-funded know-how (including with respect to restrictions on transfer of manufacturing activities and IIA-funded know-how outside of Israel), which may differ from the restrictive laws, regulations and guidelines in effect prior to the establishment of such rules (and which remain in effect until such rules have been established by the IIA). In May 2017, the IIA issued new rules applicable to Israeli companies that receive grants from the IIA or its predecessor, the OCS, which went into effect on July 1, 2017. Among other things, the new rules establish a framework for funded companies to license IIA-funded know how to companies outside of Israel without necessarily triggering an exit payment (as described above). As of the date hereof, we cannot predict the impact these new rules will have on us or how they will be implemented by the IIA. Furthermore, it is anticipated that additional rules will be published by the IIA and we cannot predict or estimate the changes (if any) that may be made to this legislation (including with respect to the acquisition of an IIA-funded entity or the transfer of IIA-funded technology).

As of December 31, 2017, we had received funding from the IIA (formerly the OCS) for the financing of a portion of our research and development expenditures in an aggregate amount of $5.4 million.  As of December 31, 2017, we had not paid any royalties to the IIA and had a contingent obligation to the IIA in the amount of $5.6 million.

Taxation of our Security Holders

General

The Israeli Income Tax Ordinance (New Version), 5721-1961 applies Israeli income tax on a worldwide basis with respect to Israeli residents, and on an Israeli source income, with respect to non-Israeli residents.  Dividends distributed (or deemed distributed) by an Israeli resident company to a holder in respect of its securities and consideration received by a holder (or deemed received) in connection with the sale or other disposition of securities of an Israeli resident company are considered to be an Israeli source income.

Allocation of Purchase Price and Characterization of Units

Each unit and pre-funded unit purchased in this offering should be treated for Israeli income tax purposes as an investment unit consisting of one ordinary share or pre-funded warrant, as the case may be, and one Series C Warrant to purchase one ordinary share.  For Israeli income tax purposes, the allocation of the purchase price of a unit or pre-funded unit between that ordinary share or pre-funded warrant, as applicable, and one Series C Warrant would usually be based on the relative fair market value of each at the end of the first trading day of the securities.  The price allocated to each ordinary share, pre-funded warrant and one Series C Warrant generally will be the holder’s tax basis in such security, as the case may be.

Taxation of Cash Distributions

A cash distribution on our ordinary shares generally will be treated as a dividend for Israeli income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for Israeli income tax purposes).  The portion of cash distribution, if any, in excess of such earnings and profits will be treated for Israeli tax purpose as a reduction of capital and may have additional or different tax implications.

Dividends distributed to holders (other than Israeli companies) of our shares will be generally taxed at the rate of 25%, unless distributed to a holder who is at the time of receiving the dividend or at any time during the preceding 12 months “substantial shareholder”.  A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation.  “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.  The tax rate applicable to dividends distributed to a “substantial shareholder” is 30%.  Dividends distributed to an Israeli company are not subject to tax.

However, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or a Preferred Enterprise, may be subject to reduced tax rates, as follows: (i) dividends distributed from income attributed to a Benefited Enterprise (whether to a company or to an individual) are subject to tax at the rate of 15% if it was distributed before January 1, 2014 and are subject to tax at a rate of 20% if it was distributed thereafter (provided that in respect of a company that is not a foreign investment company, 12 years have not yet elapsed since the end of the benefits period); (ii)  dividends distributed from income attributed to a Preferred Enterprise are generally subject to tax at the rate of 20%; and (iii) dividends distributed from income attributed to a Preferred Enterprise to an Israeli company are generally not subject to tax. We cannot assure you that in the event we declare a dividend we will designate the income out of which the dividend is paid in a manner that will reduce shareholders’ tax liability.

Taxation of Non Israeli Holders on Cash Dividends

Non-Israeli residents are generally subject to Israeli withholding tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless a relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).  With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding 12 months, the applicable withholding tax rate is 30%.

However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 15%-20% if the dividend is distributed from income attributed to an Approved Enterprise, Benefited Enterprise or a Preferred Enterprise, as the case may be, unless a reduced tax rate is available under an applicable tax treaty.

 Under the United States-Israel Tax Treaty, the maximum rate of withholding tax on dividends paid to an individual holder who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%.  With respect to dividends paid to a U.S. corporation that held 10% or more of our outstanding voting capital throughout the tax year in which the dividend is distributed and the preceding tax year and provided that not more than 25% of the gross income of the paying corporation for such prior taxable year (if any) consists of certain interest or dividends, the maximum rate of tax withheld at source is 12.5%; provided, however, that if the paying corporation is an Approved Enterprise, the applicable withholding tax rate under such circumstances is 15%.  We believe that the reference in the United States-Israel Tax Treaty to an Approved Enterprise under the Investment Law is deemed to include also a Benefitted Enterprise and Preferred Enterprise under the Investment Law.

U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

Adjustments with Respect to Warrants

The terms of the Series C Warrants and pre-funded warrants provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or adjustment to the exercise price of the warrant in certain events. An adjustment of the exercise price or an adjustment that has the effect of preventing dilution generally is not taxable. However, the holders of the Series C Warrants or pre-funded warrants may be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through a decrease in the exercise price of the Series C Warrants or pre-funded warrants) as a result of a distribution of cash to the holders of our ordinary shares, which is taxable to the holders of such ordinary shares as described under “—Taxation of Cash Distributions,” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the holders of the Series C Warrants or pre-funded warrants received a cash distribution from us equal to the fair market value of such increased interest.

Taxation on the Disposition of Ordinary Shares, Pre-funded Warrants or Series C Warrants

General

The disposition of our ordinary shares, pre-funded warrants or Series C Warrants is a taxable event subject to Israeli capital gains tax.  The Israeli capital gains rate is generally 25% for individuals who are not “substantial shareholders” (as defined above) and 30% for substantial shareholders, and the corporate tax rate (currently 23%) applies for corporations.

Non Israeli Holders

A non-Israeli resident who derives capital gains from the sale of traded securities (including but not limited to ordinary shares and Series C Warrants) of an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax so long as the securities were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of 25% or more in such non-Israeli corporation; or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

The sale of prefunded warrants (to the extent not traded) will be exempt from tax in Israel by a non-Israeli resident holder so long as the prefunded warrants (i) were not held through a permanent establishment that the non-resident maintains in Israel and (ii) were not received from a relative or in a tax free reorganization transaction and (iii) are not traded on the Tel Aviv Stock Exchange on the date of sale. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of 25% or more in such non-Israeli corporation; or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, generally referred to as the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty); (ii) holds the shares as a capital asset; and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if, among other things: (i) the capital gain arising from such sale, exchange or other disposition is treated as industrial or commercial profits attributed to a permanent establishment in Israel, subject to certain conditions; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital of the corporation during any part of the 12-month period preceding the disposition, subject to certain conditions; (iii) the capital gain arising from such sale, exchange or disposition is treated as royalties; or (iv) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our securities would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their securities, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains and to obtain an exemption from withholding tax certificate from the Israel Tax Authority in order to avoid withholding at source at the time of sale.

Exercise or Lapse of Series C Warrants

A holder of Series C Warrants generally will not recognize gain or loss upon the exercise of a Series C Warrant for cash.  An ordinary share acquired pursuant to the exercise of a Series C Warrant for cash generally will have a tax basis equal to the holder’s tax basis in the Series C Warrant, increased by the amount paid to exercise the Series C Warrant.  The holding period of such ordinary share generally would begin on the day after the date of exercise of the Series C Warrant.  If a Series C Warrant is allowed to lapse unexercised, the holder generally will recognize a capital loss equal to such holder’s tax basis in the Series C Warrant.

It is possible that a cashless exercise would be treated as a taxable exchange in which gain or loss is recognized.  In such event, a holder could be deemed to have surrendered a number of Series C Warrants with a fair market value equal to the exercise price for the number of Series C Warrants deemed exercised.  For this purpose, the number of Series C Warrants deemed exercised would be equal to the number of Series C Warrants that would entitle the holder to receive upon exercise the number of ordinary shares issued pursuant to the cashless exercise of the Series C Warrants. In this situation, the holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Series C Warrants deemed surrendered to pay the exercise price and the holder’s tax basis in the Series C Warrants deemed surrendered.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 641,880 for 2018, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY ISRAELI TAX LAWS AND ANY APPLICABLE TAX TREATIES.

UNDERWRITING

We have entered into an underwriting agreement dated May 4 , 2018, with H.C. Wainwright & Co., LLC as the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, 2,738,472 units and 450,909 pre-funded units.

A copy of the form of underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The units and pre-funded units we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

We have been advised by the underwriter that it proposes to offer the units and pre-funded units, as the case may be, directly to the public at the public offering prices set forth on the cover page of this prospectus. Any units and pre-funded units sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.2475 per unit or pre-funded unit.

The underwriting agreement provides that the underwriter’s obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the units and/or pre-funded units offered by this prospectus.

No action has been taken by us or the underwriter that would permit a public offering of the units or pre-funded units in any jurisdiction where action for that purpose is required. None of the securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of units and pre-funded units and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the units or pre-funded units in any jurisdiction where that would not be permitted or legal.

Underwriting Discounts, Commissions and Expenses

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional ordinary shares and/or Series C Warrants to purchase ordinary shares.

	Per Unit	Per Pre-funded Unit	Total Without Option	Total With Option
Public offering price	$5.50	$5.49	$17,537,086	$20,168,325
Underwriting discounts and commissions	$0.44	$0.44	$1,403,328	$1,613,827
Proceeds before expenses	$5.06	$5.05	$16,133,759	$18,554,498

We have also agreed to pay to the underwriter a management fee equal to 1.0% of the aggregate gross proceeds raised in this offering. We estimate the total expenses payable by us for this offering, excluding the underwriting discounts and commissions, to be approximately $457,470, which includes (i) $30,000 non-accountable expense allowance payable to the underwriter, (ii) reimbursement of the accountable expenses of the underwriter equal to $120,000, including the legal fees of the underwriter being paid by us, and (iii) other estimated expenses of approximately $309,282.30 which include legal, accounting, printing costs and various fees associated with the registration and listing of our securities sold in this offering.

We have paid an advance of $30,000 to the underwriter, which will be applied against accountable expenses that will be paid by us to the underwriter in connection with this offering, which advance will be refunded to us to the extent not actually incurred by the underwriter in the event this offering is terminated.

Option to Purchase Additional Securities

We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional 478,407 ordinary shares and/or up to 478,407 additional Series C Warrants to purchase 478,407 ordinary shares, less the underwriting discounts and commissions of $0.4392 per share and 0.0008 per warrant. If any additional ordinary shares and/or Series C Warrants are purchased pursuant to such option, the underwriter will offer these securities on the same terms as those on which the securities are being offered hereby.

Right of First Refusal

We have also agreed to give the underwriter, subject to the completion of this offering, certain rights of first refusal for a period of twelve months with respect to certain transactions, including any further capital raising transactions undertaken by us, subject to certain conditions and exceptions.

Tail Financing Payments

We have also agreed to pay the underwriter a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the underwriter during the term of the underwriter’s engagement beginning on April 4, 2018, provides us with capital in any public or private offering or other financing or capital raising transaction, subject to certain conditions and exceptions, during the twelve month period following expiration or termination of our engagement of the underwriter.

Lock-up Agreements

Our officers and directors have agreed with the underwriter to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into, or exercisable or exchangeable for, ordinary shares . Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our ordinary shares for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers, employees and consultants under our existing plans. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our ordinary shares:

•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our ordinary shares. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our ordinary shares in accordance with Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriter may be required to make for these liabilities.

Determination of Offering Price

The offering price of the securities we are offering was negotiated between us and the underwriter based on the trading of our securities prior to the offering, among other things. Other factors we considered in determining the offering price of the securities we are offering include the history and prospects of our company, the stage of development of our business, our business plans for the future, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other Relationships

The underwriter and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

The underwriter of this offering also acted as our placement agent in the registered direct offerings we consummated in November 2017 and June 2017.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CHEK.” Our Series C Warrants are listed on the Nasdaq Capital Market under the symbol “CHEKZ.”   We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system.

Notice to Non-U.S. Investors

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities being offered pursuant to this prospectus is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

Certain legal matters with respect to Israeli law, including the validity of the units and the ordinary shares included in the units and underlying the Series C Warrants and the pre-funded warrants offered by this prospectus will be passed upon for us by Fischer Behar Chen Well Orion & Co., Tel Aviv, Israel.  Certain matters concerning this offering including the validity of the Series C Warrants and the pre-funded warrants will be passed upon for us by Loeb & Loeb LLP, New York, New York.  Legal counsel to the underwriter are Haynes and Boone, LLP, New York, New York, with respect to the U.S. law, and Barnea Jaffa Lande & Co, Tel Aviv, Israel, with respect to Israeli law.

EXPERTS

The financial statements incorporated by reference in this Prospectus have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to significant doubts about the Company’s ability to continue as going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The address of Brightman Almagor Zohar & Co., a member firm of Deloitte, is 1 Azrieli Center, Tel Aviv, 67021, Israel.

EXPENSES

The following are the expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us:

SEC registration fee	$5,230.30
Financial Industry Regulatory Authority, Inc. filing fee	$6,552.00
Nasdaq Application Fee	$30,000.00
Legal fees and expenses	$200,000.00
Accounting fees and expenses	$40,000.00
Printing expenses	$10,000.00
Miscellaneous fees and expenses	$17,500.00
Total	$309,282.30

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed with the SEC on April 4, 2018;

•	our Reports on Form 6-K filed with the SEC on April 5, 2018, April 19, 2018 and May 4, 2018; and

•
the description of our ordinary shares contained in our Registration Statement on Form F-1, as amended, under the Securities Act, as originally filed with the SEC on December 23, 2014 (Registration No. 333- 201250) under the heading “Description of Securities” and as incorporated into our Registration Statement on Form 8-A12B, filed with the SEC February 11, 2015.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to Lior Torem, Chief Financial Officer; at Check-Cap Building, 29 Abba Hushi Avenue, P.O. Box 1271, Isfiya, 3009000, Israel; Our telephone number is +972-4-8303400.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered pursuant to this prospectus. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at https://www.check-cap.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. All of our current executive officers, the Israeli experts and two of our serving directors reside in Israel, and substantially all of our assets and a substantial portion of the assets of these persons are located in Israel. Therefore, service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets, and a substantial portion of those of our officers and directors who reside outside the United States and the Israeli experts named herein, are located outside the United States, any judgment obtained in the United States against us or any of these persons may not be collectible within the United States.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Fischer Behar Chen Well Orion & Co., that there is doubt as to the enforceability of civil liabilities under U.S. securities laws pursuant to original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Check-Cap Ltd.

2,738,472 Units (each Unit contains One Ordinary Share and one Series C
Warrant to purchase one Ordinary Share)

and

450,909 Pre-funded Units (each Pre-funded Unit contains One Pre-funded Warrant to purchase One Ordinary Share and one Series C Warrant to purchase one
Ordinary Share)

450,909 Ordinary Shares Underlying the Pre-funded Warrants and

 3,189,381 Ordinary Shares Underlying the Series C Warrants

Prospectus

Sole Book-Running Manager

H.C. Wainwright & Co.

May 4, 2018